Exhibit 99

INVESTOR CONTACT:
Lorenzo Bassi
Vice President, Finance
763-540-1600

Tennant Company Appoints New Board Member

Andrew P. Hider, Chief Executive Officer of ATS Automation,

Joins Tennant Company Board of Directors

MINNEAPOLIS, Aug. 8, 2022—Tennant Company (NYSE: TNC), a world leader in the design, manufacture and marketing of solutions to reinvent how the world cleans, today announced the appointment of Andrew P. Hider, Chief Executive Officer and board member of ATS Automation Tooling Systems, Inc. (TSX: ATA), to the Tennant Company Board of Directors, effective August 3, 2022.

Mr. Hider is the CEO of ATS Automation, a global leader in automation solutions technologies. An experienced executive with a track record of success, he has expertise in creating shareholder value by driving strategic clarity, business growth and operational performance in complex business environments and in a variety of industries.

“We are excited to welcome Andrew to the Tennant Company Board of Directors and leverage his extensive experience as a global business leader of large public and private companies in the B2B industrial manufacturing arena,” said David Huml, Tennant Company President and CEO. “We look forward to his insights and experience as the CEO of a global automation technology company, as we continue our drive to introduce focused innovations and new technology solves for some of our customers’ toughest challenges. Andrew also brings strategic financial experience as the CEO of a global public company that will be impactful toward our achievement of long-term strategic and financial objectives. His first-hand experience in strategy deployment and disciplined execution models to gain efficiencies and build scalable capabilities will complement our ongoing efforts to drive continuous operational improvements.”

Before joining ATS, Mr. Hider was the President and Chief Executive Officer of Taylor Made Group from 2016–2017. Prior to his role at Taylor Made Group, Mr. Hider held various leadership positions at Danaher Corporation and General Electric. Overall, he brings more than twenty years of leadership experience in manufacturing environments to his new role with the Tennant Company Board.

Mr. Hider joins eight other Directors, including Azita Arvani, Carol S. Eicher, Maria C. Green, David W. Huml, Timothy R. Morse, Donal L. Mulligan, Steven A. Sonnenberg, and David Windley.

Company Profile

Founded in 1870, Tennant Company (TNC), headquartered in Eden Prairie, Minnesota, is a world leader in the design, manufacture and marketing of solutions that help create a cleaner, safer and healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; detergent-free and other sustainable cleaning technologies; and cleaning tools and supplies. Tennant's global field service network is the most extensive in the industry. Tennant Company had sales of $1.09 billion in 2021 and has approximately 4,250 employees. Tennant has manufacturing operations throughout the world and sells products directly in 15 countries and through distributors in more than 100 countries. For more information, visit www.tennantco.com and www.ipcworldwide.com. The Tennant Company logo and other trademarks designated with the symbol “®” are trademarks of Tennant Company registered in the United States and/or other countries.